UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 23, 2021

Avangrid, Inc.

(Exact name of registrant as specified in its charter)

New York	001-37660	14-1798693
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

180 Marsh Hill Road
Orange, Connecticut	06477
(Address of principal executive offices)	(Zip Code)

207-629-1190

(Registrant’s telephone number, including area code)

NOT APPLICABLE

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	AGR	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement.

On November 23, 2021, Avangrid, Inc., a New York corporation (the “Company”), New York State Electric & Gas Corporation (“NYSEG”), Rochester Gas and Electric Corporation (“RGE”), Central Maine Power Company (“CMP”), The United Illuminating Company (“UI”), Connecticut Natural Gas Corporation (“CNG”), The Southern Connecticut Gas Company (“SCG”) and The Berkshire Gas Company (“BGC” and together with the Company, NYSEG, RGE, CMP, UI and CNG, the “Borrowers”) entered into a revolving credit facility with a syndicate of banks (the “Credit Facility”), that provides for maximum borrowings of up to $4 billion in the aggregate. Each of Public Service Company of New Mexico (“PNM”) and Texas-New Mexico Power Company (“TNMP”) will join as a Borrower under the Credit Facility following the closing of the merger (the “Merger”) of PNM Resources, Inc. (“PNMR”) and NM Green Holdings, Inc., a wholly-owned subsidiary of the Company (“Merger Sub”) pursuant to the Agreement and Plan of Merger (“Merger Agreement”) among the Company, PNMR and Merger Sub and the satisfaction of certain customary conditions to joinder, including, without limitation, receipt of certain governmental and third party approvals required in connection with the joinder of PNM and TNMP as Borrowers under the Credit Facility and cancellation of certain existing credit facilities.

This Credit Facility replaces and supersedes the prior revolving credit facility entered into by the Borrowers with a syndicate of banks on June 29, 2018 with a maturity date of June 29, 2023, which provided for maximum borrowings of up to $2.5 billion in the aggregate on substantially similar terms as the Credit Facility.

Under the terms of the Credit Facility, each joint borrower has a maximum borrowing entitlement, or sublimit, which can be periodically adjusted to address specific short-term capital funding needs, subject to the maximum limit established by the banks. The Company’s maximum sublimit is $3,575,000,000 (which shall increase to $4,000,000,000 upon the joinder of PNM and TNMP as Borrowers under the Credit Facility) less the aggregate amount of all Sublimits applicable to the other Borrowers as in effect at such time (as more particularly defined and set forth in the Credit Facility). The other Borrowers have the following Maximum Sublimits under the Credit Facility:

Borrower	Maximum Sublimit
NYSEG	$700,000,000
RGE	$300,000,000
CMP	$200,000,000
UI	$250,000,000
CNG	$150,000,000
SCG	$150,000,000
BGC	$50,000,000
PNM (following the PNM joinder effective date)	$400,000,000
TNMP (following the TNMP joinder effective date)	$300,000,000

The Credit Facility contains no rating triggers that would cause default, acceleration or puts but does contain rating sensitive pricing and pricing that is sensitive to the Borrower’s consolidated greenhouse gas emissions intensity. The Credit Facility also contains negative covenants, including one that sets the ratio of maximum allowed consolidated debt to consolidated total capitalization at 0.65 to 1.00, for each Borrower.

Under the Credit Facility, each of the borrowers will pay an annual facility fee that is dependent on their credit rating. The initial facility fees will range from 10 to 22.5 basis points. The maturity date for the Credit Facility is November 22, 2026.

The description above is only a summary of the material provisions of the Credit Facility and does not purport to be complete and is qualified in its entirety by reference to the provisions in such Credit Facility, a copy of which is attached hereto as Exhibit 10.1.

Item 1.02	Termination of a Material Definitive Agreement.

The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated by reference in this Item 1.02.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of the Registrant.

The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated by reference in this Item 2.03.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits.

Exhibit No.	Description

10.1	Revolving Credit Agreement, dated as of November 23, 2021 among Avangrid, Inc., New York State Electric & Gas Corporation, Rochester Gas and Electric Corporation, Central Maine Power Company, The United Illuminating Company, Connecticut Natural Gas Corporation, The Southern Connecticut Gas Company, The Berkshire Gas Company, the several lenders from time to time parties thereto, Mizuho Bank, Ltd., as Administrative Agent, MUFG Bank, LTD., Banco Bilbao Vizcaya Argentaria, S.A. New York Branch and Santander Bank, N.A., as Co-Documentation Agents, Bank of America, N.A. and JPMorgan Chase Bank, N.A., as Co-Syndication Agents, Banco Bilbao Vizcaya Argentaria, S.A. New York Branch, as Sustainability Agent, and Mizuho Bank, Ltd., BOFA Securities, Inc., JPMorgan Chase Bank, N.A., MUFG Bank, LTD., BBVA Securities Inc., and Santander Bank, N.A., as Joint Lead Arrangers and Joint Bookrunners.

104	Cover page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AVANGRID, INC.

By:	/s/ Douglas Stuver
Name:	Douglas Stuver
Title:	Senior Vice President – Chief Financial Officer

Dated: November 24, 2021

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